Exhibit 21 - Subsidiaries of the Registrant
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                                        State or other jurisdiction of   Names under which subsidiary does business
Name of subsidiary                      incorporation or organization          (other than name of subsidiary)
------------------                      -----------------------------          -------------------------------

NBG Solutions, Inc.                                 Oregon                                 None
Glenn Fisher Entertainment Corporation            California                               None
NBG Travel Exclusives, Inc.                         Oregon                                 None
NBG Interactive, Inc.                               Oregon                                 None

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